EXHIBIT 16.1

February 18, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:            American Energy Production, Inc.
File Reference No. 814-00643

We were previously the independent registered public accounting firm for American Energy Production, Inc. in relation to the unaudited quarterly review of the balance sheets at March 31, 2007, June 30, 2007 and September 30, 2007 and the related statements of operations, stockholders’ equity and cash flows for the periods then ended.

On February 18, 2008, we resigned as the independent registered public accounting firm because our firm is no longer auditing public companies.  We have read American Energy Production, Inc. statements included in Item 4.01 as it pertains to Shelley International CPA on the Form 8-K dated February 18, 2008 of American Energy Production, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements.

Very truly yours,
SHELLEY INTERNATIONAL CPA.

By:	/s/ Mark Shelley
Mark Shelley
For the Firm